Exhibit 3.1(b)

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
AGL RESOURCES INC.

In accordance with Section 14-2-1006 of the Georgia Business Corporation Code (the “Code”), AGL Resources Inc., a Georgia corporation (the “Corporation”), executes the following Articles of Amendment to the Amended and Restated Articles of Incorporation of the Corporation.

1.

The name of the corporation is AGL Resources Inc.

2.

The Amended and Restated Articles of Incorporation of the Corporation are amended by deleting Section 3.02 in its entirety and replacing it with a new Section 3.02 to read as follows:

“Section 3.02.       Beginning with the 2010 annual meeting of shareholders, and at each annual meeting of shareholders thereafter, all directors elected at the annual meeting of shareholders shall be elected for a one-year term expiring at the next annual meeting of shareholders. Each director who is serving as a director immediately following the 2010 annual meeting of shareholders, or is thereafter elected a director, shall hold office until the expiration of the term for which he or she was elected, and until his or her successor shall be elected and shall qualify, or until his or her earlier death, resignation, retirement, removal or disqualification from office. During the intervals between annual meetings of shareholders, any vacancy occurring in the Board of Directors caused by resignation, removal, death or other incapacity, and any newly created Directorships resulting from an increase in the number of Directors, shall be filled by a majority vote of the Directors then in office, whether or not a quorum.  Directors may be elected by shareholders only at an annual meeting of shareholders.  Each Director chosen to fill a vacancy shall hold office for the unexpired term in respect of which such vacancy occurred.  Each Director chosen to fill a newly created Directorship shall hold office until the election and qualification of his or her successor at the next election of Directors by the shareholders.”

3.

The amendment was adopted by the Board of Directors of the Corporation on February 4, 2009.

4.

The amendment was duly approved by the shareholders of the Corporation in accordance with the provisions of Section 14-2-1003 of the Code.

IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment to the Amended and Restated Articles of Incorporation of AGL Resources Inc. this 29th day of  April, 2009.

AGL RESOURCES INC.

By: /s/ Myra C. Bierria
             Myra C. Bierria
     Corporate Secretary